UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2007
WRIGHT MEDICAL GROUP, INC.
(Exact name of registrant as specified in charter)

Delaware	000-32883	13-4088127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5677 Airline Road, Arlington, Tennessee	38002
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (901) 867-9971
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This report amends our current report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2007, only as to the information set forth in “Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.” This 8-K is being amended solely to report that effective May 17, 2007, the Board of Directors approved the appointment of Mr. Lawrence W. Hamilton to the Compensation Committee and the Nominating and Corporate Governance Committee.
Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 13, 2007, our board of directors elected Lawrence W. Hamilton, SPHR/CCP, to serve as a director. The board of directors has determined that Mr. Hamilton is independent as defined in Nasdaq’s listing standards. Mr. Hamilton will serve on the Compensation Committee and the Nominating and Corporate Governance Committee.
Mr. Hamilton, age 49, was most recently senior vice president human resources, a corporate officer and member of the Executive Committee at Tech Data Corporation in Clearwater, Florida. Mr. Hamilton joined Tech Data in 1993 as Vice President, Human Resources, and was named Senior Vice President, Human Resources, in 1996. Mr. Hamilton departed Tech Data in June 2006 to complete his doctoral studies. Prior to joining Tech Data in 1993, Mr. Hamilton served in a variety of human resource management positions with Bristol-Myers Squibb Company in Evansville, Indiana; New York, New York; and Largo, Florida, during the period of 1985-1993. Mr. Hamilton holds a bachelor’s degree in political science from Fisk University and a master’s degree in public administration from the University of Alabama. He has completed the course requirements for the Executive Leadership Doctoral Program (Ed.D.) at George Washington University in June 2002, and is in the dissertation phase of the program. Mr. Hamilton is a certified Senior Professional in Human Resources and recently received the CCP designation (Certified Compensation Professional) from the American Compensation Association. Mr. Hamilton is a director of HomeBanc Corp., a public company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 23, 2007

WRIGHT MEDICAL GROUP, INC.
By:	/s/ Gary D. Henley
Gary D. Henley
President and Chief Executive Officer

2